UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2026

Avient Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Avient Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $.01 per share	AVNT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On April 22, 2026, Avient Corporation (the “Company”) was notified by Jamie A. Beggs that she intends to resign from her position as Senior Vice President and Chief Financial Officer and as an employee, effective June 1, 2026, to pursue other professional opportunities.

Ms. Beggs’ resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

In connection with Ms. Beggs’ resignation, on April 24, 2026, the Company’s Board of Directors appointed Giuseppe (Joe) Di Salvo, age 48, as Senior Vice President, Chief Financial Officer, effective as of June 1, 2026. Mr. Di Salvo will serve as the Company’s principal financial officer and principal accounting officer.

Mr. Di Salvo served as Avient’s Corporate Controller from 2013 to 2018 when he became Vice President, Investor Relations. In 2019, his responsibility was expanded to lead Treasury and Financial Planning and Analysis. Prior to these roles, he held financial positions of increasing responsibility at Avient. He started his career with Deloitte & Touche LLP in 2001.

Mr. Di Salvo will be entitled to receive the following compensation in connection with his service as Senior Vice President and Chief Financial Officer of the Company:

•	base salary rate of $560,000 per year;

•	participation in the Company’s Annual Incentive Plan with payment based on the achievement of performance goals established by the Compensation Committee of the Board of Directors;

•

a special, one-time grant of restricted stock units (“RSUs”) under the amended and restated Avient Corporation 2020 Equity and Incentive Compensation Plan with a grant date fair value equal to $220,000, which RSUs will vest in full three years from the date of the award and otherwise pursuant to the Company’s standard award agreement;

•	reimbursement for expenses of up to $10,000 per year for financial planning and tax preparation; and

•	participation in the Company’s other standard benefit programs, including the long-term incentive plan.

In addition, if (i) Mr. Di Salvo’s employment is terminated by the Company without Cause (as defined in the Company’s Amended and Restated Executive Severance Plan (the “Executive Severance Plan”), which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, (ii) such termination is not following a change in control of the Company entitling Mr. Di Salvo to benefits under the Continuity Agreement (as defined below), and (iii) Mr. Di Salvo agrees to standard non-compete and non-solicitation covenants for a period of two years following the date of termination, Mr. Di Salvo will be entitled to:

•	two years of salary continuation;

•	a pro-rated annual incentive amount as earned for the year in which the termination of employment occurs; and

•	two years of continuation in the Company’s medical and dental plans.

Mr. Di Salvo will also enter into a Management Continuity Agreement (the “Continuity Agreement”), substantially in the form of the Form of Management Continuity Agreement that was filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Continuity Agreement will provide for a severance payment and other benefits if Mr. Di Salvo’s employment is terminated by the Company for any reason other than for cause or by Mr. Di Salvo with good reason within 24 months after a change in control of the Company, as set forth in more detail in the Continuity Agreement. These benefits would generally include: lump-sum severance equal to two years of base salary, a lump-sum payment equal to two years of his target annual incentive award, up to two years of employee health and welfare benefits (excluding long-term disability plan benefits), one year of financial planning/tax preparation benefits, and a lump-sum payment of up to one year of employer contributions for applicable retirement plans. Mr. Di Salvo will also execute the Company’s standard restrictive covenant agreement, containing certain confidentiality, non-competition and non-solicitation covenants, and the Company’s standard indemnification agreement for directors and officers and will agree to be bound by the Company’s Code of Conduct and the Company’s Code of Ethics for senior financial officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avient Corporation

By:	/s/ Amy M. Sanders
Amy M. Sanders
Senior Vice President, General Counsel,
Secretary and Corporate Ethics Officer

Date: April 27, 2026